Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use {incorporation by reference} in this Registration Statement of Gemini Tea Corp, on Form S-1 of our report dated March 5, 2010 for Gemini Tea Corp.  We also consent to the reference to us under the heading “Experts” in this registration statement.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

April 9, 2010